Agreement and Plan of Acquisition and Merger
                               Between the Parties
                          MT Ultimate Healthcare Corp.
                                       and
                             Abundant Nursing, Inc.
                                       and
                                  Lisa M. Stern






       - - - - - - - - - - Confidential and Proprietary - - - - - - - - -

                                TABLE OF CONTENTS
                                -----------------



                                                                           Page
                                                                           ----

1.   Definitions                                                              4

2.   The Acquisition and Merger                                               6
     2.1     The Acquisition/Merger                                           6
     2.2     Effective Time                                                   6
     2.3     Effects of the Acquisition/Merger                                6
     2.4     Certificate of Incorporation                                     7
     2.5     By-Laws                                                          7
     2.6     Officers and Directors of Corporation                            7
     2.7     Conversion/Cancellation of Securities                            7
     2.8     Consideration                                                    8
     2.9     No Further Liability                                             9
     2.10    Withholding Rights                                               9

3.   Representations and Warranties of the Company                           10
     3.1     Organization and Good Standing                                  10
     3.2     Authority; No Conflict                                          10
     3.3     Capitalization                                                  11
     3.4     Financial Statements                                            11
     3.5     No Undisclosed Liabilities                                      12
     3.6     Taxes                                                           12
     3.7     Accounts Receivable/Payable                                     13
     3.8     No Material Adverse Change                                      14
     3.9     Books and Records                                               14
     3.10    Encumbrances                                                    14
     3.11    Condition of Assets                                             14
     3.12    Employee Benefits                                               15
     3.13    Compliance with Laws                                            15
     3.14    Legal Proceedings                                               15
     3.15    Absence of Certain Changes and Events                           16
     3.16    Contracts                                                       16
     3.17    Insurance                                                       17
     3.18    Environmental Matters                                           17
     3.19    Employees                                                       17
     3.20    Labor Relations                                                 17
     3.21    Intellectual Property                                           18
     3.22    Absence of Certain Payments                                     18
     3.23    Relationships with Related Persons                              18
     3.24    Brokers or Finders                                              19
     3.25    Conduct of Business/Use of Name                                 19
     3.26    Restrictions on Business Activities                             19
     3.27    Outstanding Indebtedness                                        19
     3.28    Clients and Contractors                                         20
     3.29    Fairness Opinion                                                20
     3.30    Voting Requirements                                             20
     3.31    Disclosure                                                      20

4.   Representations and Warranties of Parent                                21
     4.1     Organization and Good Standing                                  21
     4.2     Authority                                                       21
     4.3     Legal Proceedings                                               21

5.   Covenants of the Company                                                22
     5.1     Normal Course                                                   22
     5.2     Conduct of Business                                             22
     5.3     Certain Filings                                                 22
     5.4     Consents and Approvals                                          23
     5.5     Best Efforts                                                    23
     5.6     Intercompany Payments                                           23
     5.7     Notification of Certain Matters                                 23

6.   Conditions to Obligations of the Company                                24
     6.1     Representations and Warranties                                  24
     6.2     Performance of Covenants                                        24
     6.3     Update Certificate                                              24
     6.4     No Proceeding                                                   24

7.   General Provisions                                                      25
     7.1     Expenses                                                        25
     7.2     Public Announcements                                            25
     7.3     Notices                                                         25
     7.4     Jurisdiction                                                    26
     7.5     Further Assurances                                              26
     7.6     Waiver                                                          26
     7.7     Entire Agreement and Modifications                              26
     7.8     Termination                                                     27
     7.9     Assignments, Successors                                         27
     7.10    Severability                                                    28
     7.11    Governing Law                                                   28
     7.12    Counterparts                                                    28

1.     DEFINITIONS
--     -----------

     For the purposes of this Agreement, the following terms have the meanings specified or referred to as follows:

     -    Accounts  Receivable  -  as  defined  in  Section  3.7.
     -    Acquisition Offer - the transaction contemplated and addressed herein.
     - Affiliate - any person directly or indirectly controlling, controlled by or under common control with such other person as a principal of the Company.
     - Agreement - this Agreement and Plan of Merger by and among the Parent and the Company.
     - Business Day - any day other than Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to be closed.
     -    Certificate  of  Merger  -  as  defined  in  Section  2.2.
     - Closing Date - the date and time as of which the closing of the transaction actually takes place as defined in Section 2.1.
     - Code - the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     - Company - Abundant Nursing, Inc., as defined in the first paragraph of this Agreement.
     -    Effective  Time  -  as  defined  in  Section  2.2.
     -    Employee  Benefit  Plan  -  the  Company's  Employee  Benefits  Plan.
     - Encumbrance - any charge, claim, property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, receipt of income, or exercise of any other attribute of ownership.
     - Environmental Matters - operations by the Company that all Environmental Laws applicable to the Company are in full compliance.
     - Exchange Act - the Securities Exchange Act of 1934, as amended, and any successor law.
     -    Financial  Statements  -  as  defined  in  Section  3.4.
     - GAAP - Generally Accepted Accounting Principles as accepted in the United Stated and applied on a consistent basis by the Company.

     - Governmental Authority - any court, tribunal, authority, agency, bureau, department, official, or other instrumentality of the United States.
     - Government Order - any order, ordinance, injunction, judgment, decree, or writ issued by any Government Authority.
     -    Intellectual  Property  -  as  defined  in  Section  3.21.
     - IRS - the United States Internal Revenue Service or any successor agency and, to the relevant extent, the United States Department of the Treasury.
     -    Merger  -  as  defined  in  Section  2.1.
     - Occupational Safety and Health Law - any legal or governmental requirement or obligation relating to safe and healthful working conditions and to the reduction of occupational safety and health hazards, or any such program thereof.
     - Organizational Documents - Company documents including but not limited to: articles or certificate of incorporation, bylaws, code(s) of regulation, operating agreement, agreement of limited liability, partnership agreements, charter, code of conduct, or any amendment to any such document.
     -    Parent  -  MT  Ultimate  Healthcare  Corp., as defined in Section 2.1.
     -    Seller  -  the  present  sole  holder  of Company stock and interests.
     -    Trade  Secrets  -  as  defined  in  Section  3.21.

2.     THE ACQUISITION AND MERGER
--     --------------------------


2.1     The Acquisition and Merger
---     --------------------------


     (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Laws of the State of New York, the stock of Abundant Nursing, Inc. of Mount Joy, Pennsylvania (the Company) shall be acquired from Seller on the Closing Date (the "effective time" of the acquisition). The Company shall be merged with and into the acquiring firm, MT Ultimate Healthcare Corp., (MT Ultimate) of Brooklyn, New York (the Parent) after the date that MT Ultimate has fully paid to Seller all amounts due under this Agreement, the Promissory Note in Section 2.8 and all agreements contemplated by this Agreement. Until full payment to Seller of all amounts due under this Agreement, the Promissory Note in Section 2.8 and all agreements contemplated by this Agreement (the "Final Payment Date"), MT Ultimate shall: (1) keep the Company as a separate Pennsylvania corporation, including without limitation, no merger or consolidation of the Company with MT Ultimate, (2) shall maintain the separate assets, employees and operations of the Company as the exist on the Closing Date, (3) shall not issue, sell or transfer any Company stock, and (4) shall not permit or allow any liens on the assets of the Company.

     (b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.8 and the conditions set forth, the consummation of the acquisition and merger, the closing, will take place as promptly as practicable following written agreement to the terms and conditions of this Plan (generally assumed to be within approximately five(5) business days thereafter) at Kegel Kelin Almy & Grimm LLP, 24 North Lime Street, Lancaster, PA 17602 and at a time agreed to in writing by the parties hereto.

2.2     Effective Time
---     --------------


     The acquisition will take effect at such time as the consummation stated above occurs or at a subsequent time as the Company and the Parent shall agree. At the closing, all shares held in the Company shall be transferred to MT
Ultimate.  The  merger  shall  occur  after  the  Final  Payment  Date.


2.3     Effects of the Acquisition
---     --------------------------


     At and after the effective time of the acquisition of the Company stock, the Parent shall have, without limiting factors, all rights, privileges, powers, and every other interest of the Company as the sole owner of the Company with the sole exceptions being: that Seller shall have claim to all accounts receivable as due at the effective time, cash held by the Company on the effective time, as well as all accounts payable as of the effective time. These shall be itemized for the Parent and approved by the Parent prior to the effective time. Specific measures and steps for acquiring/transferring said assets and the corresponding satisfaction of all payables shall be presented by the seller to the Parent prior to closing, and the Parent must agree to the steps in writing and shall monitor the accomplishment of said approved steps. Seller shall provide MT Ultimate with a list of such accounts receivable and MT Ultimate agrees that for one hundred twenty (120) days after closing, MT Ultimate shall use its best efforts to collect Seller's accounts receivable. MT Ultimate agrees that on Monday of each week (on Tuesday if Monday is a holiday in a particular week), MT Ultimate shall remit to Seller all of Seller's accounts receivable collected for the prior week. After such 120-day period, MT Ultimate shall have no further obligation to make any reasonable efforts to collect Seller's accounts receivable. To the extent MT Ultimate does receive payments towards Seller's accounts receivable after the expiration of the 120-day period, MT Ultimate shall, on a monthly basis on or before the 10th day of each month, remit to Seller all payments received towards Seller's accounts receivable during the prior month which have not previously been paid to the Seller. When MT Ultimate receives payment from a customer who has multiple accounts receivable, some of which may be included in Seller's accounts receivable and some of which may be accounts receivable of MT Ultimate, MT Ultimate shall apply such amounts received to the oldest accounts receivable, except where an older account receivable is subject to a dispute with a customer or the customer specifically identifies a payment as payment for a particular account receivable other than the oldest account receivable for such customer.

2.4     Certificate of Incorporation
---     ----------------------------

     The original certificate of incorporation of the Company shall be presented to the Parent at the effective time and shall be in effect until thereafter changed or amended as provided therein or by applicable law.


2.5     By-Laws
---     -------

     The by-laws of the Company, as in effect immediately prior to the effective time, shall be the by-laws in effect until thereafter changed or amended as provided therein or by applicable law.


2.6     Officers and Directors of Corporation
---     -------------------------------------

     The officers and directors of MT Ultimate shall become the officers and directors of the Company at the effective time. All current officers and directors of the Company will effect their resignation or removal, or otherwise ceasing to be an officer of the Company at the effective time.


2.7     [Intentionally Omitted]
---     -----------------------

2.8     Consideration
---     -------------

     As consideration for the acquisition of the Company and in accordance to the terms and conditions presented herein, the Parent shall pay the Seller and the Seller hereby agrees to accept the following schedule:

     - $150,000 shall be paid by the Parent directly to the Seller at closing, as defined in Section 2.1, in immediately available funds.

     - $295,000, as adjusted below, shall be financed by the seller at an interest rate of seven (7) percent for five (5) years. The note shall be prepared by the Seller and shall be amortized monthly, with principal and interest payments of $5,841.35, as adjusted below. The Parent agrees to provide security for the note in the form of a first priority stock pledge of all Company stock to Seller and a first priority lien on the assets of the Company for the benefit of Seller. In the first six months of 2004, the Company prepaid some of its insurance premiums for coverage for all of 2004. Therefore, at Closing, the principal of the Note shall be increased by a pro-rated amount of the insurance premium prepayment calculated by as follows: the insurance premium payments through the closing multiplied by the -------------- fraction with a numerator of the number of days remaining in 2004 and denominator of 365. The monthly payment shall be correspondingly adjusted.

     - The Parent shall, in return, receive all shares of the Company's stock issued pursuant to applicable laws.

     - At closing, the Company shall have no known liabilities and the seller will retain accounts receivable and cash at the time of closing, in accordance with the provisions of Section 2.3.


2.9     No Further Liability
---     --------------------

     None of the Parent and the Company or any agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

2.10     Withholding Rights
----     ------------------

     Subject to applicable law, the Parent shall be entitled to deduct and withhold any applicable taxes or related fees not accepted or anticipated by the seller as outlined in Section 2.3. Seller shall have the right to contest or dispute, in good faith, any such tax or fee, and if Seller does so, Parent shall not deduct or withhold such fee until the contest or dispute is resolved.


3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
--     ---------------------------------------------


     The Company hereby represents and warrants to Parent as follows:

3.1     Organization and Good Standing
---     ------------------------------

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. The Company has full corporate power and authority to own its property and to carry on its business as is now being conducted. Furthermore, the Company warrants that it is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business is done or the property owned, leased, or operated.

(b) True, correct and complete copies of the certificate of incorporation and by-laws of the Company and all amendments thereto have been delivered to the Parent. Also, that the corporate minutes and corporate records of the Company will be fully available to the Parent prior to the closing and that they will be true, complete, and correct in all material respects.

(c) The Company sets forth that it has no subsidiaries and that any such entities shall be fully disclosed to the Parent prior to the closing.


3.2     Authority;  No Conflict
---     -----------------------

(a) The Company attests that it has the right, power, authority, and capacity to execute and deliver the Agreement and to consummate the acquisition and merger and to perform its obligations under this Agreement.

(b) That the Board of Directors of the Company has unanimously given its approval to the execution and delivery of this Agreement.

(c) That this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) That neither execution, delivery, or performance of this Agreement, nor the consummation of it by the Company will: directly or indirectly contravene, conflict, or result in a violation or breach of any provision or resolution or authorization of the Company; result in a violation or breach of or constitute a default or give rise to a termination, cancellation, or create an entitlement to any party; or result in the imposition or creation of any encumbrance upon or with respect to any of the properties or assets owned or used by the Company.

3.3     Capitalization
---     --------------

     The authorized equity securities of the Company consists solely of the shares of stock tendered to the Parent as of the effective date of the transaction. The Company agrees that there are no voting trusts or contracts relating to issuance, sale, or transfer of any equity securities and that there are no outstanding options, warrants, or other securities exercisable. Additionally, the Company attests that neither the Company nor any affiliates owns or has any contract to acquire any equities/securities, either directly or indirectly, from any person or business.


3.4     Financial Statements
---     --------------------

(a) Under this Agreement, Financial Statements shall mean the compiled consolidated balance sheets of the Company as of December 31, 2003 and December 31, 2002, and compiled consolidated statements of income and expense for the same periods, as well as unaudited consolidated balance sheet and income statements for the period January 1, 2004 through July 31, 2004. Current income and balance sheet statements shall be provided through the closing date or current date at the request of the Parent.

(b) Additionally, the Company has delivered to the Parent true and correct copies of all such statements and interim statements.

(c) That the Financial Statements have been prepared from the books and records of the Company and fully reflect all liabilities and contingent liabilities of the Company, along with accurate assets, notably accounts receivable by the Company, provided that they do not reflect employee vacation accruals, tax accruals and bonus accruals.

3.5     No Undisclosed Liabilities
---     --------------------------

     The Company attests that it has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against the financial statements and interim financial statements, current liabilities incurred in the ordinary course of business since the date of the aforementioned financial statements, employee vacation accruals, tax accruals and bonus accruals.


3.6     Taxes
---     -----

     The Company has properly and timely filed all federal, state, and local tax returns and has paid all taxes, assessments, and penalties due and payable. Furthermore, all tax returns were complete and correct in all respects as filed and no claims have been assessed with respect to such returns. There are no present, pending, or threatened audit, investigations, assessments, or disputes as to any taxes of any nature payable by the Company or any of its affiliates, nor any tax liens whether existing or inchoate on any of the assets of the Company, except for current year taxes not presently due and payable. Additionally, no IRS or foreign, state, county, or local tax audit is currently in progress. There are no outstanding requests for any extensions of time within which to pay tax and the Company is not liable for taxes of any person nor is currently under any obligation to indemnify any person with respect to taxes or is a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to taxes. For the purposes herein, the term "tax" shall mean any United States federal, national, state, provincial, local, or other jurisdictional income, gross receipt, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or like assessment or charge imposed by any governmental authority, together with interest or penalty imposed thereon.


3.7     Accounts Receivable/Payable
---     ---------------------------

     The Company warrants  that:

(a) All accounts receivable and accounts payable to the Company shall be retained by the seller and current shareholder of the Company as part of this transaction. The accounts receivable and accounts payable shall be documented clearly by the Company and agreed to by the parties at closing. Any existing receivable(s) from Seller shall be forgiven by the Company at no cost to Seller prior to closing or documented at closing and all related tax consequences of such transaction shall be borne by the individual Seller.

(b) All accounts receivable of the Company reflected on any and all financial statements represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. No accounts receivable include pre-payments or advances of any kind by the client and all said receivables are current and collectable at the full recorded amount thereof without resort to litigation. Any adjustments decreasing receivables will be the sole responsibility of the seller and no actions against any receivable agent can be taken without the written consent of the Parent.

(c) All accounts payable of the Company reflected on any and all financial statements arose in the ordinary course of business. All material payables are reflected on financial statements and in books and records of the Company in a manner consistent with past practice, except employee vacation accruals, tax accruals and bonus accruals. There have been no adverse changes since the date of the last full financial statement period in he amount or delinquency of the accounts payable of the Company which would have a material adverse effect.


3.8     No Material Adverse Change
---     --------------------------

     Except for potentially less business from Maple Farm Nursing Home and impacts from MT Ultimate's premature disclosure of the transactions contemplated by this Agreement, since the date of the financial statements, there has not been any material adverse change in the business, operations, properties, prospects, staff, liabilities, results of operations, assets, or other condition (financial or otherwise) of the Company. Furthermore, except for potentially less business from Maple Farm Nursing Home, and impacts from MT Ultimate's premature disclosure of the transactions contemplated by this Agreement, no event has occurred or circumstance exists that may result in a material adverse effect.

3.9     Books and Records
---     -----------------

     The complete books and records of the Company which have been provided to the Parent are true, correct, and complete. Furthermore, the minute books of the Company contain true, correct, and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and all committees of the Board of Directors. At closing, all of those books and records will be in possession of the Company and for transfer to the Parent.


3.10     Encumbrances
----     ------------

     The Company has provided a complete and accurate list of all real property leaseholds or other interests therein held by the Company, and that the Company neither holds nor owns any real property. The same is true for all licensed vehicles.


3.11     Condition of Assets
----     -------------------

     To the Company's actual knowledge, considering their age and ordinary wear and tear excluded, all facilities, vehicles, furniture, fixtures, equipment, and other property owned, held by, or used by the Company are structurally sound, are in good operating condition and repair, and are full available and adequate for the uses to which they are being put and that none are in need of maintenance, or repairs. To the Company's actual knowledge, considering their age and ordinary wear and tear excluded, the buildings, vehicles, furniture, fixtures, equipment, and other assets and property of the Company are sufficient for the continued conduct of their respective business functions at closing.

3.12     Employee  Benefits
----     ------------------

     Except for a 401k Plan and health insurance, neither the Company nor any ERISA Affiliate maintains any employee benefits plans. Such an employee benefit plan means (other than worker's compensation required by any state or subdivision thereof) such plan as defined in Section 3(3) of ERISA. Additionally, at closing the Parent shall have no liability or obligation for any benefits due staff of the Company, whether actual or contingent, including all incentives, bonuses, or stock options or similar commitments.


3.13     Compliance  with  Laws
----     ----------------------

(a) To the Company's actual knowledge, the Company is in full compliance with all federal, state, and local laws, authorizations, licenses, and permits of all Governmental Authority and all government orders affecting the business, operations, properties, or assets of the Company.

(b) Except for a Department of Labor Wage and Hour Audit in 2002, the Company has never been charged with violating any federal, state, or local law nor, to the Company's actual knowledge, is such an investigation or threat of charge underway.

(c) To the Company's actual knowledge, no license or permit is required by the Company to operate its business.


3.14     Legal  Proceedings
----     ------------------

     There is no pending or , to the Company's actual knowledge, threat of claim, action, investigation, arbitration, litigation, suit, or other proceeding that has commenced by or against the Company that may have an effect on the business or any assets or efforts of the Company. Also, that challenges or any responses to such actions have been provided to the Parent. Also, to the Company's actual knowledge, there have been no such proceedings threatened, and no event has occurred or circumstances exist that may give rise to or serve as the basis for the commencement of any such proceeding.

3.15     Absence  of  Certain  Changes  and  Events
----     ------------------------------------------

     Except as provided below, since the date of the latest financial statements provided to the Parent, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has been no increases in bonuses or salaries or other compensation since the submission of said statements. Except as provided below, there has been no material change in claims or rights. Except as provided below, there has been no:

(a) except for Maple Farm Nursing Home, entry into or termination of or notice of termination of any contract or transaction of the Company;

(b) amendment or other modification relating to the salaries, fees, or organizational positions of any member of the Company;

(c) except for Maple Farm Nursing Home, loss of services of any key employees or consultants, or any loss of a material client;

(d) loan or advance to any person inconsistent with the normal course of past business practice;

(e) agreement or commitment, whether oral or written by the Company to do any of the foregoing.

     Notwithstanding the forgoing, the Company has transferred all cash and accounts receivable to Seller and has forgiven, for no consideration, the loan owed by Seller to the Company.


3.16     Contracts
----     ---------

     The Company has no joint ventures or related contracts or commitments with related parties. Also, that each contract of the Company is in good standing with no defaults. There are no related third-party contracts or obligations.

3.17     Insurance
----     ---------

     The Company has in effect such required insurance policies necessary for the proper conduct of the business and that their terms and expiration dates have been provided or will be provided prior to closing. To the Company's actual knowledge, there are no grounds for cancellation or avoidance of such policies or any known increases in premiums thereof. To the Company's actual knowledge, such policies insure the Company in amounts and against losses and risks customary and sufficient for the business.


3.18     Environmental  Matters
----     ----------------------

     The Company has at all times operated the business in material compliance with all Environmental Laws and all permits, licenses, and required registrations are in full effect. There are no environmental claims against the Company and that there are no claims pending or known liabilities retained or assumed.


3.19     Employees
----     ---------

    An accurate list of all employees will be provided at closing. The listing shall contain: name, job, client supported, position, compensation, and any accruals made. No director or employee is a party to or bound by any agreement or obligation.


3.20     Labor  Relations
----     ----------------

     To the Company's actual knowledge, the Company has satisfactory relations with its employees. Furthermore, to the Company's actual knowledge, the Company is in full compliance with all material respects with all applicable laws relating to employment and employment practices, terms, conditions, and such measures relating to the employees and the Company industry. There are no claims or petitions pending before the National Labor Relations Board or any state or local agency and to the Company's actual knowledge, none is currently threatened.

3.21     [Intentionally  Omitted]
----     ------------------------

3.22     Absence  of  Certain  Payments
----     ------------------------------

     Neither the Company nor any director, officer, employee, or agent of the Company has directly or indirectly made any contribution, given a bribe, payoff, influence payment, or other related payment to any person, regardless of form, to pay for or obtain special treatment to secure business or retain contracts.


3.23     Relationships  with  Related  Persons
----     -------------------------------------

     No person, other than the seller and sole stockholder, has any interest in any property or asset of the Company used in or pertaining to the business. No other person has an equity interest in the Company or any other financial or profit interest in the enterprise.


3.24     Brokers  or  Finders
----     --------------------

     Neither the Company or any respective director, officer, or agent on their behalf has incurred any obligation or liability, contingent or otherwise or brokerage or finder's fees except for the fee payable to Strategic Endeavors, LLC.

3.25     Conduct  of  Business/Use  of  Name
----     -----------------------------------

     The business has been carried on by the Company and, to the Company's actual knowledge, the Company has the right to use the name Abundant Nursing, Inc.


3.26     Restrictions  on  Business  Activities
----     --------------------------------------

     There is no contract or governmental order binding upon the Company to have the effect of prohibiting or materially impairing any business practice of the Company. This includes acquiring property or providing any service by the Company as currently conducted or proposed to be conducted.


3.27     Outstanding  Indebtedness
----     -------------------------

     Pursuant to the consideration offered for this proposed transaction, the seller personally assumes all outstanding indebtedness of the Company effective at closing. Financial statements listing such indebtedness shall be provided to the Parent at closing. There shall be no encumbrances or financial obligations due by the Company and Parent at closing.


3.28     Clients  and  Contractors
----     -------------------------

     Prior to closing, the Company will provide a complete list of all clients, including contact names and addresses. Additionally, all subcontractor agreements shall be provided. To the actual knowledge and expectation of the Company and except for Maple Farm Nursing Home, there are no facts or circumstances, including the consummation of transactions contemplated as a result of this Agreement, that are likely to result in the loss of any material client of the Company or in a material change in the relationship of the Company with such a client.

3.29     Fairness  Opinion
----     -----------------

     The Company's Board of Directors believes and agrees to the value and consideration given for this Agreement and believe that the acquisition and merger is fair to the Company and its stockholders.


3.30     Voting  Requirements
----     --------------------

     The affirmative vote or consent of the outstanding shares of the Company's common stock is necessary to adopt this Agreement and approve the transaction contemplated.


3.31     Disclosure
----     ----------

     No representation or warranty by the Company in the Agreement, nor in any statement, certificate, schedule, or exhibit delivered or to be delivered to the Parent contains or will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements and understandings herein true under which they were made and not misleading.


4.     REPRESENTATIONS  AND  WARRANTIES  OF  PARENT
--     --------------------------------------------


4.1  Organization  and  Good  Standing
---  ---------------------------------

     Parent is a public corporation duly organized, validly existing, and in good standing under the laws of the States of New York and Nevada. The Parent has the full power and corporate authority to conduct its business as it is now being conducted and to own or use the property and assets that it owns or uses in its business.

4.2  Authority
---  ---------

     The Parent has the right, power, authority, and capacity to execute and deliver this agreement, to consummate the acquisition and merger, and to perform the respective obligations under this Agreement.


4.3  Legal  Proceedings
---  ------------------

     There is no proceeding pending against the Parent that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transaction contemplated hereby.


4.4  Material  Adverse  Effects.
---  ---------------------------

     Since the date of the last reported financial statements, there has not been any material adverse change in the business, operations, properties, prospects, staff, liabilities, results of operations, assets, or other condition (financial or otherwise) of MT Ultimate. Furthermore, no event has occurred or circumstance exists that may result in a material adverse effect.


4.5     Undisclosed  Liabilities.
---     ------------------------

     MT Ultimate attests that it has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against the last reported financial statements and interim financial statements and current liabilities incurred in the ordinary course of business since the date of the aforementioned financial statements.


4.6     Organization and Good Standing
---     ------------------------------

     Mt Ultimate is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. MT Ultimate has full corporate power and authority to own its property and to carry on its business as is now being conducted. Furthermore, MT Ultimate warrants that it is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business is done or the property owned, leased, or operated.

4.7     Authority;  No Conflict
---     -----------------------

(a) MT Ultimate attests that it has the right, power, authority, and capacity to execute and deliver the Agreement and to consummate the acquisition and merger and to perform its obligations under this Agreement.

(b) That the Board of Directors of MT Ultimate has unanimously given its approval to the execution and delivery of this Agreement.

(c) That this Agreement has been duly executed and delivered by MT Ultimate and constitutes the legal, valid, and binding obligation of the Company, enforceable against MT Ultimate in accordance with its terms.

(d) That neither execution, delivery, or performance of this Agreement, nor the consummation of it by MT Ultimate will: directly or indirectly contravene, conflict, or result in a violation or breach of any provision or resolution or authorization of MT Ultimate; result in a violation or breach of or constitute a default or give rise to a termination, cancellation, or create an entitlement to any party; or result in the imposition or creation of any encumbrance upon or with respect to any of the properties or assets owned or used by MT Ultimate.

5.     COVENANTS  OF  THE  COMPANY
--     ---------------------------


5.1     Normal  Course
---     --------------

     From the date hereof until the closing, the Company will: maintain its corporate existence in good standing, maintain the general image and character of the business with clients and in the community, preserve its business relationships, maintain adequate books and records, permit Parent and its representatives full access to management, its books, and records, and in all respects conduct its business in the usual and ordinary manner consistent with past practices, except the Company may transfer cash and accounts receivable to Seller and forgive, for no consideration, the loan owed by Seller to the Company.


5.2     Conduct  of  Business
---     ---------------------

     The Company shall conduct its business in its usual course and shall not: amend or otherwise modify its organizational documents, issue or sell any options or securities, pledge or grant any secured interest in the Company, increase salaries or bonuses, incur and indebtedness outside the normal course of business, terminate or modify any contract or agreement, make a loan or advance to any person other than routine advances for travel and the like, make any capital expenditures, change its method of accounting, institute or settle any litigation, or enter into any commitment for any of the foregoing, except the Company may transfer cash and accounts receivable to Seller and forgive, for no consideration, the loan owed by Seller to the Company..


5.3     Certain  Filings
---     ----------------

     The Company agrees, at no cost or expense to it, to cooperate with the Parent with respect to all filings with regulatory authorities that are required to be made by the Company.

5.4     Consents  and  Approvals
---     ------------------------

     The Company and MT Ultimate shall use their best efforts to obtain as promptly as possible any consents, authorizations, approvals, or waivers required in connection with this Agreement.


5.5     Best  Efforts
---     -------------

     The Company and MT Ultimate shall use their best efforts to satisfy the conditions set forth herein that are within their respective duty and control.


5.6     Intercompany  Payments
---     ----------------------

     All intercompany loans, payments, or other amounts due shall be the responsibility of the seller and paid in full at closing.


5.7     Notification  of  Certain  Matters
---     ----------------------------------

     From the date of execution of this Agreement and until closing, the Company and Mt Ultimate shall immediately notify each other of:


(a) the occurrence of any fact or event of which it has knowledge which would likely cause any representation or warranty of it contained herein to be untrue or inaccurate, or would the cause the Agreement or a condition of the Agreement not to be completed or satisfied in any material respect,

(b) any failure of it to comply with or satisfy any part of this Agreement or any representation herein.

5.8     S  Corporation  Issues.
---      ----------------------

     Seller, the Company and MT Ultimate acknowledge that upon the transfer of the Company shares by Seller to MT Ultimate, the S Corporation election of the Company will automatically terminate because MT Ultimate is an ineligible shareholder for the valid continuation of S Corporation status. Seller, the Company and MT Ultimate also acknowledge that because more than fifty percent (50%) of the stock of the Company will change ownership in the current tax year, under Code Section 1362(e)(6)(D), normal tax accounting methods, and not a pro rata allocation, will apply to the short S tax year and the short C tax year resulting from the termination of the S Corporation elections. Upon execution of this Agreement and continuing after the transfer, Seller, the Company and MT Ultimate agree, without further consideration, to execute and deliver promptly to the requesting party such further assignment, endorsement, and other documents and instruments, and to take all such further actions as Seller, the Company or MT Ultimate may from time to time reasonably request with respect to the preparation and submittal of tax returns, tax notices and other documents, including, without limitation, the execution and delivery of a consent to termination date of the S Corporation election of the Company. MT Ultimate shall prepare, at its cost and expense, the short-S and short-C tax returns in consultation with Seller and her advisors.


6.     CONDITIONS  TO  OBLIGATIONS  OF THE COMPANY.  As a condition precedent to
--      -------------------------------------------
the MT Ultimate's obligations to close on the transactions contemplated by this Agreement, the following shall occur at Closing:


6.1     Representations  and  Warranties
---     --------------------------------

     The representations and warranties of the Company contained herein or any certificate delivered pursuant hereto which are not qualified as to materiality shall be complete and correct as to the date made and deemed repeated at and as of the closing and shall then be complete and correct in all respects.

6.2     Performance  of  Covenants
---     --------------------------

     The Company shall have performed and complied in all material respects with each covenant, agreement, and condition required by this Agreement to be performed or complied with prior to the closing date.


6.3     Update  Certificate
---     -------------------

     The Company shall provide favorable certificates, dated the closing date, signed by an officer of the Company as to the matters set forth in Sections 6.1 and 6.2.


6.4     No  Proceeding
---     --------------

     No order of any Governmental Authority shall be in effect that restrains or prohibits the acquisition and merger, and no written advice shall have been received by counsel from any Governmental Authority. Furthermore, no proceeding is in process or known by the Company that will invalidate or restrain the transaction.


7.     CONDITIONS  TO  OBLIGATIONS  OF THE COMPANY.  As a condition precedent to
--     -------------------------------------------
the Company's and Seller's obligations to close on the transactions contemplated by this Agreement, the following shall occur at Closing:


7.1     Representations  and  Warranties
---     --------------------------------

     The representations and warranties of MT Ultimate contained herein or any certificate delivered pursuant hereto which are not qualified as to materiality shall be complete and correct as to the date made and deemed repeated at and as of the closing and shall then be complete and correct in all respects.

7.2     Performance  of  Covenants
---     --------------------------

     MT Ultimate shall have performed and complied in all material respects with each covenant, agreement, and condition required by this Agreement to be performed or complied with prior to the closing date.


7.3     Update  Certificate
---     -------------------

     MT Ultimate shall provide favorable certificates, dated the closing date, signed by an officer of the Company as to the matters set forth in Sections 7.1 and 7.2.


7.4     No  Proceeding
---     --------------

     No order of any Governmental Authority shall be in effect that restrains or prohibits the acquisition and merger, and no written advice shall have been received by counsel from any Governmental Authority. Furthermore, no proceeding is in process or known by MT Ultimate that will invalidate or restrain the transaction.


7.5     Deliveries.
---     -----------

     MT Ultimate shall deliver the payment required by Section 2.8, the Note, in the form attached hereto as Exhibit A, the Stock Pledge Agreement, in the form
                              ---------
attached  hereto  as  Exhibit  B, the stock of the Company endorsed in blank for
                      ----------
purposes of the Stock Pledge Agreement, the Security Agreement, in the form attached hereto as Exhibit C, and the financing statements for purposes of the
                     ---------
Security  Agreement.


8.     GENERAL  PROVISIONS
--     -------------------

8.1     Expenses
---     --------

     Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, accountants, et al.

8.2     Public  Announcements
---     ---------------------


     Any public announcement or similar publicity with respect to this Agreement, the closing, or the transaction contemplated herein shall be prepared and issued by the Parent in such a manner that Parent and Seller agree and shall be made in accordance and full compliance with SEC Regulation FD. No announcement or similar publicity shall occur before the Closing Date, unless both parties have consented in writing. The Seller and the Parent will in good faith consult with each other concerning the means by which the Company's employees, clients, suppliers, and others having dealings with the Company will be informed of this Agreement, the closing, and the transaction contemplated herein, provided that Seller may immediately inform her management employees of the transactions contemplated by this Agreement.


8.3     Notices
---     -------


     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered by hand (with confirmation of receipt), sent by fax (with written confirmation of receipt), by registered mail with return receipt, or sent by a nationally recognized overnight delivery service. In such cases, the Parent information is as follows:


                          Mt Ultimate Healthcare Corp.
                          45 Main Street, Suite 617
                          Brooklyn, NY 11201

                          Attn: Mr. MacDonald Tudeme
                          President and Chief Executive
                          Telephone: (718) 943-3400
                          Fax: (718) 243-2124

For  Seller:

Lisa  M.  Stern
c/o  D.  Mark  Grimm,  Jr.,  Esq.
Kegel  Kelin  Almy  &  Grimm  LLP
24  North  Lime  Street
Lancaster,  PA  17602


8.4     Further  Assurances
---     -------------------

     The parties agree to furnish upon request to each other such further information to execute and deliver other such documents and to accomplish such other reasonable requests for the purpose of carrying out the intent of this Agreement or the documents referred to herein.


8.5     Waiver
---     ------

     Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power, or privilege.


8.6     Entire  Agreement  and  Modifications
---     -------------------------------------

     This Agreement supersedes all prior agreements between the parties with respect to the subject matter and the Company. This is the entire Agreement between the parties. This Agreement may not be amended, nor may any provision hereof or default hereunder be waived, except by a written agreement executed by the party to be charged with the amendment or waiver.

8.7     Termination
---     -----------

     This  Agreement  may  be  terminated:

(a) at any time prior to the effective time by mutual consent of the Parent and the Company

(b) by the Parent or the Company prior to the effective time due to a material breach of any representation or warranty, or the nonfulfillment in a material respect and failure to cure such nonfulfillment within five (5) business days, or breach of any covenant or item contained herein on the part of the party or parties seeking termination.

(c) by either Parent or Company if a Governmental Authority shall have issued a nonappealable final order, decree, or ruling having the effect of permanently restraining, enjoining, or otherwise prohibiting the acquisition and merger.(c)


8.8     Assignments,  Successors
---     ------------------------

    No party may assign any of its rights under this Agreement without the prior written consent of the other party. This Agreement will apply to, be binding in all respects, and inure to the benefit of the successors and permitted assigns of the parties.


8.9     Severability
---     ------------

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.


8.10     Governing  Law
----     --------------

     This Agreement will be governed by the laws of the State of New York without regard to principles of conflict of laws and provisions relating to the acquisition and merger.

8.11          Counterparts
----          ------------

     This  Agreement  may  be  executed  in  one  or  more
counterparts,  each  of  which  will  be  deemed  to  be  an  original copy  of  this  Agreement  and  all  of  which,  when  taken  together,
will  be   deemed  to  constitute  one  and  the  same  agreement.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of this 28th day of September 2004.
            ----------------------------



SELLER                              ABUNDANT  NURSING,  INC.
------                              ------------------------


By: /s/ Lisa M. Stern             By: /s/ Lisa M. Stern
  -----------------------           -------------------------------
     Lisa  M.  Stern                  Lisa  M.  Stern,  President




                                    MT  ULTIMATE  HEALTHCARE  CORP.
                                    -------------------------------

                                    By:  /s/ MacDonald Tudeme
                                        ----------------------------
                                       Name

                                    Title: Chief Executive Officer
                                           --------------------------